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                                                                     EXHIBIT 5.1

                     [Letterhead of Robert E. Wetzel, Esq.]



Board of Directors
KTI, Inc.
7000 Boulevard East
Guttenberg, New Jersey  07093

Ladies and Gentlemen:

     As General Counsel of KTI, Inc., a New Jersey corporation (the "Company"), I have participated in the preparation of a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 500,000 shares of Common Stock, no par value, of the Company (the "Shares"), issuable pursuant to awards granted under the Company's 1994 Long-Term Incentive Award Plan.

     I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of
such parties.   As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     My opinions expressed above are limited to the laws of the State of New Jersey.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Robert E. Wetzel